Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

ChipMOS TECHNOLOGIES (Bermuda) LTD.  and subsidiaries

Ratio of earnings to fixed charges

Unit: NT$ in million, except ratios
	Year Ended
	2012	2013	2014	2015
Earnings
Profit before tax	847.8	2,516.1	3,974.8	2,811.8
Subtract income from equity investee	—	—	—	(31.3)
Add fixed charges	283.5	271.3	244.4	240.7
Subtract capitalized interest	(25.6)	(24.3)	(13.7)	(19.4)
Earnings	1,105.7	2,763.1	4,205.5	3,001.8
Fixed charges
Interest expense and capitalized	253.4	204.7	146.4	146.5
Add amortization of debt issuance costs and discounts	0.8	2.6	8.1	16.4
Add estimate of the interest within rental expense	29.3	64.0	89.9	77.8
Fixed charges	283.5	271.3	244.4	240.7
Ratio of earnings to fixed charges	3.90	10.18	17.21	12.47

ChipMOS TECHNOLOGIES INC. and subsidiaries

Ratio of earnings to fixed charges

Unit: NT$ in million, except ratios
	Year Ended
	2012	2013	2014	2015
Earnings
Profit before tax	1,260.3	3,356.0	4,794.7	2,862.7
Subtract income from equity investee	—	—	—	(31.3)
Add fixed charges	283.5	271.3	244.4	240.7
Subtract capitalized interest	(25.6)	(24.3)	(13.7)	(19.4)
Earnings	1,518.2	3,603.0	5,025.4	3,052.7
Fixed charges
Interest expense and capitalized	253.4	204.7	146.4	146.5
Add amortization of debt issuance costs and discounts	0.8	2.6	8.1	16.4
Add estimate of the interest within rental expense	29.3	64.0	89.9	77.8
Fixed charges	283.5	271.3	244.4	240.7
Ratio of earnings to fixed charges	5.35	13.28	20.56	12.68